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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                       Contact: Tricia Drennan
                                            Director of Corporate Communications
                                            & Investor Relations
                                            (703) 873-2390 (phone)
                                            (703) 873-2300 (fax)
                                            tricia_drennan@lcc.com

                LCC INTERNATIONAL, INC. NAMES C. THOMAS FAULDERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                  CHIEF FINANCIAL OFFICER AND CONTROLLER DEPART

MCLEAN, VA, May 25, 1999 -- LCC International, Inc. (NASDAQ: LCCI), one of the world's largest RF engineering and wireless telecommunications consulting firms, today announced that C. Thomas Faulders, III will join the Company as President and Chief Executive Officer effective June 24, 1999. Mr. Faulders succeeds Dr. Rajendra Singh, who has served as interim President and CEO since October of 1998.

Dr. Rajendra Singh, Co-Founder and Chairman of the Board, said, "For some time now we have been looking for a seasoned professional to assume the leading role in our Company. Tom has the unique ability to simultaneously be a visionary as well as provide strong operational leadership. In addition to his many years in telecom, Tom brings recent professional services experience. This combination makes him the ideal person to ensure that our streamlined strategy is translated into a successful turn-around. He will make an excellent addition as the head of our executive management team."

Separately, Richard Hozik, Senior Vice President, Treasurer & Chief Financial Officer of LCC, and President of Microcell Management, the Company's tower ownership subsidiary; and Stuart Lawson, Vice President of Finance and Controller, are leaving the Company to assume leading financial roles at VarsityBooks.com, a leading on-line supplier of college textbooks.

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           LCC NAMES C. THOMAS FAULDERS AS PRESIDENT AND CEO -- 2/2/2

Mr. Faulders commented, "We are of course unhappy to be losing Rich and Stuart, but given the growth in the e-commerce sector, we understand their desire to take advantage of this opportunity."

Mr. Faulders continued, "I anticipate announcing Rich and Stuart's replacements within the next several weeks but until that time I have appointed Judy Huntzinger, formerly the Corporate Controller of BDM International, as interim CFO of LCC and Chris Davis, currently with Microcell, as interim President of Microcell Management. While losing these two important members of our team clearly presents a challenge, I am pleased to be able to retain someone of Judy's caliber to assist us in financial management and I have been particularly impressed with Chris Davis' ability during the short time I have worked with him."

Along with the positions of President and Chief Executive Officer, Mr. Faulders, upon Board approval and commencement of employment, will assume the role of Chairman of the Company's Board of Directors. The position has been held by Dr. Singh since the Board's formation in 1996. Dr. Singh, LCC's co-founder and majority shareholder is expected to serve as Chairman of an Executive Committee of the Board anticipated to be established following the Company's Annual Meeting on May 25. In his new role, Dr. Singh will continue to actively participate in setting the Company's strategic direction.

Dr. Singh said, "Tom has a proven track record of leveraging a company's core competencies into new market opportunities. In his role of Chairman, he will be able to help LCC realize its full potential as a provider of end-to-end infrastructure capabilities to the wireless telecommunications industry."

Dr. Singh continued, "As Chairman of the Executive Committee, I will continue to take an active role in the management of the Company as well as work closely with Tom and the other members of the executive team to formulate the future strategic direction of LCC."

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           LCC NAMES C. THOMAS FAULDERS AS PRESIDENT AND CEO -- 3/3/3

C. Thomas Faulders, III, 49, served as Executive Vice President, Treasurer and Chief Financial Officer of BDM International, Inc. from 1995 until the company was sold to TRW in 1998. During his tenure with BDM, Mr. Faulders also developed BDM's rapidly growing commercial business and served as President of the Company's Integrated Supply Chain Solutions unit. Prior to BDM, Mr. Faulders was with Comsat Corporation, a provider of international communications and entertainment, as Vice President and Chief Financial Officer from 1992 to 1995. From 1985 to 1992, he served in several senior sales, marketing and finance positions with MCI Communications Corporation, a long distance service provider.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding financing plans, the divestiture of the Company's product businesses, the hiring of new personnel, the Company's financial performance for current and prior years, the Company's ability to pursue new business opportunities, and those factors highlighted in LCC International, Inc.'s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company's actual results to materially differ from forward-looking statements made by the Company.

LCC International, Inc., (http://www.lcc.com) one of the world's largest wireless consulting firms, has been serving the telecommunications industry since 1983. The Company is engaged in three primary areas of business: RF Engineering & Network Deployment services, Tower Ownership & Management, and Planning & Optimization Software and Field Measurement products.

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